Copart, Inc.

For Immediate Release

Copart Reports First Quarter Fiscal 2015 Financial Results

Dallas, Texas. (November 24, 2014) — Copart, Inc. (NASDAQ: CPRT) today reported financial results for the quarter ended October 31, 2014.

For the three months ended October 31, 2014, revenue, gross margin and net income were $290.4 million, $122.3 million and $52.6 million, respectively.  These represent increases in revenue of $10.5 million, or 3.8%; in gross margin of $14.5 million, or 13.4%; and in net income of $11.2 million, or 27.0%, respectively, from the same quarter last year.  Fully diluted earnings per share for the three months were $0.40 compared to $0.32 last year, an increase of 25.0%.

On Tuesday, November 25, 2014, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://live.conferenceamerica.com:5840/live. A replay of the call will be available through January 24, 2015 by calling (877) 919-4059.  Use confirmation code # 60599057.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its VB3 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships and others, as well as cars sourced from the general public. The company currently operates in the United States and Canada (www.copart.com), the United Kingdom (www.copart.co.uk), Brazil (www.copart.com.br), Germany (www.copart.de), the United Arab Emirates (www.copart.ae) and Spain (www.autoresiduos.com). Copart links sellers to more than 750,000 members in over 140 countries worldwide through our online multi-channel platform.  For more information or to become a member, visit www.copart.com.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254 ~ (972) 391-5000

Copart, Inc.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management's Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:

Carol Morrison, Assistant to the Chief Financial Officer

972-391-5302 or carol.morrison@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254 ~ (972) 391-5000

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,
	2014	2013
Service revenues and vehicle sales:
Service revenues	$246,597	$226,363
Vehicle sales	43,789	53,520
Total service revenues and vehicle sales	290,386	279,883

Operating expenses:
Yard operations	122,145	115,861
Cost of vehicle sales	37,073	46,091
Yard depreciation and amortization	8,860	10,095
Gross margin	122,308	107,836
General and administrative	37,037	38,468
General and administrative depreciation and amortization	2,870	4,409
Total operating expenses	207,985	214,924
Operating income	82,401	64,959
Other (expense) income:
Interest expense, net	(1,771)	(2,137)
Other income, net	1,593	1,423
Total other expense	(178)	(714)
Income before income taxes	82,223	64,245
Income taxes	29,608	22,823
Net income	$52,615	$41,422

Basic net income per common share	$0.42	$0.33
Weighted average common shares outstanding	126,217	125,460

Diluted net income per common share	$0.40	$0.32
Diluted weighted average common shares outstanding	131,517	130,706

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254 ~ (972) 391-5000

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 31, 2014	July 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$198,484	$158,668
Accounts receivable, net	204,810	196,985
Vehicle pooling costs and inventories	30,986	31,697
Income taxes receivable	404	2,288
Deferred income taxes	4,031	1,803
Prepaid expenses and other assets	18,487	19,505
Assets held for sale	564	1,345
Total current assets	457,766	412,291
Property and equipment, net	691,981	692,383
Intangibles, net	24,259	25,242
Goodwill	276,889	283,780
Deferred income taxes	35,474	36,721
Other assets	50,217	56,387
Total assets	$1,536,586	$1,506,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$153,799	$152,156
Deferred revenue	3,815	4,170
Income taxes payable	25,906	8,284
Current portion of long-term debt and capital lease obligations	76,171	79,674
Total current liabilities	259,691	244,284
Deferred income taxes	6,854	7,372
Income taxes payable	24,227	23,771
Long-term debt and capital lease obligations	203,868	223,227
Other liabilities	4,515	4,651
Total liabilities	499,155	503,305
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	410,629	404,542
Accumulated other comprehensive loss	(43,936)	(20,060)
Retained earnings	670,725	619,004
Total stockholders’ equity	1,037,431	1,003,499
Total liabilities and stockholders’ equity	$1,536,586	$1,506,804

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254 ~ (972) 391-5000

Copart, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended October 31,
	2014	2013
Cash flows from operating activities:
Net income	$52,615	$41,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,967	14,504
Allowance for doubtful accounts	113	350
Stock-based compensation	4,366	4,867
Excess tax benefits from stock-based compensation	(361)	(58)
Gain on sale of property and equipment	(261)	(674)
Deferred income taxes	(1,295)	(3,010)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(9,004)	(4,706)
Vehicle pooling costs and inventories	272	1,066
Prepaid expenses and other current assets	633	(3,699)
Other assets	2,586	(15,027)
Accounts payable and accrued liabilities	(79)	6,483
Deferred revenue	(353)	(654)
Income taxes receivable	2,236	7,633
Income taxes payable	18,434	16,909
Other liabilities	(503)	2,309
Net cash provided by operating activities	83,366	67,715

Cash flows from investing activities:
Purchases of property and equipment including acquisitions	(23,388)	(21,595)
Proceeds from sale of property and equipment	689	853
Net cash used in investing activities	(22,699)	(20,742)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,931	82
Excess tax benefit from stock-based compensation	361	58
Principal payments on long-term debt	(18,750)	(18,750)
Change in bank overdraft	—	(16,291)
Repurchase of common stock	(1,121)	(80)
Net cash used in financing activities	(17,579)	(34,981)

Effect of foreign currency translation	(3,272)	1,429

Net increase in cash and cash equivalents	39,816	13,421

Cash and cash equivalents at beginning of period	158,668	63,631
Cash and cash equivalents at end of period	$198,484	$77,052

Supplemental disclosure of cash flow information:
Interest paid	$1,910	$2,286
Income taxes paid	$10,030	$1,548

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254 ~ (972) 391-5000